Exhibit (j)


            Consent of Independent Registered Public Accounting Firm

We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated December 27, 2018, relating to the financial statements of AB Relative Value Fund, Inc. for the year ended October 31, 2018, which is incorporated by reference in this Post-Effective Amendment No. 136 to the Registration Statement (Form N-1A No. 2-11023) of AB Relative Value Fund, Inc.

                                                          /s/ ERNST & YOUNG LLP

New York, New York
February 25, 2019